UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2013

Stakool, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-24723	88-0393257
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Alderman Drive, Suite 210 Alpharetta, Georgia 30005
(Address of Principal Executive Offices)

(770) 521-9826

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreement

Stakool, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Mr. Kevin P. Quirk, effective April 20, 2013, in connection with his appointment as the Company’s President and Chief Executive Officer and a member of its Board of Directors, as more fully described in Item 5.02 below. The initial term of the Agreement is for a period of two (2) years, commencing on April 20, 2013 (the “Commencement Date”). The term of the Employment Agreement will be automatically extended for additional terms of one (1) year each (each a “Renewal Term” and together with the Initial Term, the “Term”), unless either the Company or Mr. Quirk gives prior written notice of non-renewal to the other party no more than 270 days and no less than 180 days before the expiration of the then current Term.

During the Term, the Company will pay Mr. Quirk (i) a base salary (the “Base Salary”) of $160,000 per annum, increasing by 5% per annum on January 1 of each year to reflect cost of living increases and (ii) a bonus (the “Bonus” and, together with the Base Salary, “Total Compensation”), ranging from 0% to 150% of the Base Salary, based on the Company’s achievement of certain performance targets. Under the Employment Agreement, Total Compensation shall accrue until the Company has received funding of at least $250,000, and as of such time all accrued amounts shall become due and payable.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President, Chief Executive Officer and Director

On April 17, 2013, the Board approved by unanimous written consent the appointment of Mr. Quirk as the Company’s President and Chief Executive Officer and a member of its Board of Directors. The Company and Mr. Quirk entered into the Employment Agreement, as referenced in Item 1.01 above and incorporated herein by reference.

Kevin P. Quirk, age 45, President, Chief Executive Officer and Director

Mr. Kevin P. Quirk, age 45, an accomplished executive with more than two decades of consumer products operating experience spanning general management and senior marketing roles in Fortune 500 corporations and start-up ventures, is now responsible for determining the Company’s strategic direction and managing performance against overall business objectives in keeping with the Company’s mission. Most recently, Mr. Quirk was raising capital for innovative start-up companies in the consumer products space. Prior to that,Mr. Quirk founded White Hat Brands LLC, a functional beverage manufacturer focused on children’s health and wellness issues, which he later sold after raising multiple rounds of financing and stewarding the business to a successful exit. Prior to that, Mr. Quirk held a variety of senior-level marketing positions for The Coca-Cola Company, where he was initially hired into the Coca-Cola Accelerated Program, the company’s coveted management training program, and later served as Director of Marketing for Minute Maid brands. In addition, Mr. Quirk spent nearly a decade at Anheuser-Busch, where he worked in brand management, field sales and marketing, wholesaler development, and strategic planning, most notably as Market Development Manager of the Wisconsin territory and as founder of such company’s business development group, providing internal management consulting to a network of over 800 distributors. Mr. Quirk holds a BS in Marketing and a BA in Communications from Saint Louis University, and a letter of MBA equivalence from Harvard Business School.

Family Relationships

Mr. Quirk does not have any family relationship with a current officer or director of the Company.

Related Party Transactions

There are no applicable related party transactions.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, effective as of April 20, 2013 by and between Stakool, Inc. and Kevin P. Quirk

10.2	Press Release, dated April 17, 2013, regarding appointment of Kevin P. Quirk effective as of April 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAKOOL, INC.

Date: April 24, 2013	By:	/s/ Kevin P. Quirk
Name: Kevin P. Quirk
Title: Chief Executive Officer/President